Exhibit 10.11

ISDA®
International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of [___], 20[_]

[___]		Verizon Master Trust
and
have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions.  This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:

1.	INTERPRETATION

(a)            Definitions.  The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b)            Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail.  In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c)            Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	OBLIGATIONS

(a)            General Conditions.

(i)            Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)            Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency.  Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)            Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no

Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b)            Change of Account.  Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)            Netting of Payments.  If on any date amounts would otherwise be payable:

 (i)            in the same currency; and

(ii)            in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction.  The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions).  If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing.  This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)            Deduction or Withholding for Tax.

(i)            Gross-Up.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If a party is so required to deduct or withhold, then that party (“X”) will

(1)            promptly notify the other party (“Y”) of such requirement;

(2)            pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)            promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)            if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required.  However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:

(A)            the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)            the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)            Liability.  If:

(1)            X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)            X does not so deduct or withhold; and

(3)            a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3.	REPRESENTATIONS

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement).  If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a)            Basic Representations.

(i)            Status.  It is duly organised and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)            Powers.  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance;

(iii)            No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)            Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)            Obligations Binding.  Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)            Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)            Absence of Litigation.  There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)            Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)            Payer Tax Representation.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g)            No Agency.  It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4.	AGREEMENTS

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:

(a)            Furnish Specified Information.  It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:

(i)  any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)  any other documents specified in the Schedule or any Confirmation; and

(iii)  upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)            Maintain Authorizations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)            Comply With Laws.  It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)            Tax Agreement.  It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)            Payment of Stamp Tax.  Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled~~,~~ or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	EVENTS OF DEFAULT AND TERMINATION EVENTS

(a)            Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:

(i)            Failure to Pay or Deliver.  Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii)            Breach of Agreement; Repudiation of Agreement.

(1)            Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2)            the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any

Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iii)            Credit Support Default.

(1)            Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)            the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)            the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document~~;~~ (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv)            Misrepresentation.  A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)            Default Under Specified Transaction.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:

(l)            defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2)            defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3)            defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4)            disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)            Cross-Default.  If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:

(l)            a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments~~,~~ before it would otherwise have been due and payable; or

(2)            a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii)            Bankruptcy.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:

(l)  is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7)  has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8)  causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (l) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)  Merger Without Assumption.  The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:

(l)            the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2)            the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)            Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:

(i)            Illegality.  After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):

(1)            for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)            for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform~~,~~ any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii)            Force Majeure Event.  After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:

(1)            the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(2)            such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii)            Tax Event.  Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or  (B));

(iv)            Tax Event Upon Merger.  The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganizing, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v)            Credit Event Upon Merger.  If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party).  A “Designated Event” with respect to X means that:

(1)             X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of thedate of this Master Agreement) to, or reorganizes, reincorporates or reconstitutes into or as, another entity;

(2)            any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3)            X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi)            Additional Termination Event.  If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)            Hierarchy of Events.

(i)            An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii)            Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii)            If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d)            Deferral of Payments and Deliveries During Waiting Period.  If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:

(i)            the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii)            if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e)  Inability of Head or Home Office to Perform Obligations of Branch.  If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

6.	EARLY TERMINATION; CLOSE-OUT NETTING

(a)            Right to Terminate Following Event of Default.  If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions.  If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section  5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)            Right to Terminate Following Termination Event.

(i)            Notice.  If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require.  If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii)            Transfer to Avoid Termination Event.  If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section  6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)            Two Affected Parties.  If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

(iv)            Right to Terminate.

(1)            If:

(A)            a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B)            a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2)            If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:

(A)            Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions.  Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B)            An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c)            Effect of Designation.

(i)            If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)            Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

(d)            Calculations; Payment Date.

(i)            Statement.  On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section  6(e) and will provide to the other party a statement (l) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid.  In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii)            Payment Date.  An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e)            Payments on Early Termination.  If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e)

and will be subject to Section 6(f).

(i)            Events of Default.  If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2)  the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.  If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of Early Termination Amount to the Defaulting Party.

(ii)            Termination Events.  If the Early Termination Date results from a Termination Event:

(1)            One Affected Party.  Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2)            Two Affected Parties.  Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y.  If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

(3)            Mid-Market Events.  If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:

(A)            if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(B)            in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii)            Adjustment for Bankruptcy.  In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)            Adjustment for Illegality or Force Majeure Event.  The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event.  Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination

Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v)            Pre-Estimate.  The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty.  Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f)            Set-Off.  Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation).  To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects.  X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest.  This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7.	TRANSFER

Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:

(a)            a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)            a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8.	CONTRACTUAL CURRENCY

(a)            Payment in the Contractual Currency.  Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”).  To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement.  If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.  If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)            Judgments.  To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

(c)            Separate Indemnities.  To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)            Evidence of Loss.  For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.	MISCELLANEOUS

(a)            Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter.  Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b)            Amendments.  An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c)            Survival of Obligations.  Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)            Remedies Cumulative.  Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)            Counterparts and Confirmations.

(i)            This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii)            The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise).  A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement.  The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f)            No Waiver of Rights.  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)            Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(h)            Interest and Compensation.

(i)            Prior to Early Termination.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:

(1)            Interest on Defaulted Payments.  If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2)            Compensation for Defaulted Deliveries.  If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate.  The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3)            Interest on Deferred Payments.  If:

(A)            a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B)            a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C) a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

(4)            Compensation for Deferred Deliveries.  If:

(A)            a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B)            a delivery is deferred pursuant to Section 5(d); or

(C)            a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

(ii)            Early Termination.  Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:

(1)            Unpaid Amounts.  For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2)            Interest on Early Termination Amounts.  If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii)            Interest Calculation.  Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

10.	OFFICES; MULTIBRANCH PARTIES

(a)            If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organization, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred.  This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b)            If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c)            The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office.  Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction.  Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11.	EXPENSES

A Defaulting Party will~~,~~ on demand~~,~~ indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	NOTICES

(a)            Effectiveness.  Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by  electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

(ii)            if sent by telex, on the date the recipient’s answerback is received;

(iii)            if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)            if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v)            if sent by electronic messaging system, on the date it is received; or

(vi)            if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)            Change of Details.  Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13.	GOVERNING LAW AND JURISDICTION

(a)            Governing Law.  This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)            Jurisdiction.  With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:

(i)            submits:

(1)            if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2)            if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii)            waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party~~.~~; and
(iii)            agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c)            Service of Process.  Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings.  If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv).  Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d)            Waiver of Immunities.  Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	DEFINITIONS

As used in this Agreement:

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person.  For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:

(a)            in respect of the determination of an Unpaid Amount:

(i)            in respect of obligations payable or deliverable (or which would have been but for Section  2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii)            in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii)            in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv)            in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b)            in respect of an Early Termination Amount:

(i)            for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:

(1)            if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2)  if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3)            in all other cases, the Applicable Deferral Rate; and

(ii)            for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:

(1)            if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2)            if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3)            if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4)            in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:

(a)            for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b)            for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c)            for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)~~.~~(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realized under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result.  The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions.  Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:

(i)            quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii)            information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii)            information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards.  When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized.  Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:

(1)            application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

(2)            application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorization, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognized principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section  2(b), in the place where the relevant new account is to be located and (~~d~~e)  in relation to Section  5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

“Payee” has the meaning specified in Section 6(f).

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c)  any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, Euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date.  The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section  2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate.  The fair market value of any obligation referred to in clause  (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:

(a)            in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b)            in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

[_______] (Name of Party)	VERIZON MASTER TRUST (Name of Party)
By: [___], not in its individual capacity but solely as [Owner Trustee] of Verizon Master Trust
By: ________________________________ Name: Title:	By: ________________________________ Name: Title:

SCHEDULE
to the
2002 ISDA Master Agreement

dated as of [_________]

between

[______________________________]
(“Party A” or “Counterparty”)

and

VERIZON MASTER TRUST
(“Party B” or “Trust”)

Part 1.                          Termination Provisions

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	Not applicable
Section 5(a)(vi),	Not applicable
Section 5(a)(vii),	Not applicable
Section 5(b)(v),	Not applicable

and in relation to Party B for the purpose of:

Section 5(a)(v),	Not applicable
Section 5(a)(vi),	Not applicable
Section 5(a)(vii),	Not applicable
Section 5(b)(v),	Not applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A or Party B.

(d)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and Party B, provided that, (A) clause (2) thereof shall not apply to Party B; (B) clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A in violation of a contractual restriction entered into with Party B; and (C) clause (8) thereof shall apply to Party B only to the extent that it applies to Sections 5(a)(vii)(1), (3), (4), (5), (6) and (7), as amended above.

(e)
No Bankruptcy Petition. The Counterparty agrees, for itself and any Affiliate of the Counterparty, that, prior to the date that is two years and one day after the payment in full of all the obligations of the Trust under the [Loan Agreement][Indenture] (as defined below), no such entity shall acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Trust to invoke, the process of any Governmental Authority for the purpose of (i) commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Trust, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of the Trust; provided, however, that the Master Collateral Agent (acting at the written direction of the Creditor Representative of Series 20[_]-[_] (who shall provide such direction in accordance with the instruction of the [Majority Group Agents][Majority Noteholders])) may institute or join any other Person in instituting any such proceeding against the Borrower.  The provisions of this Part 1(e) will survive termination of this Agreement.  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth or by reference in the [Loan Agreement][Indenture].

(f)	The “Events of Default” specified in Sections 5(a)(ii), 5(a)(iii)(2), 5(a)(iv) and 5(a)(v) of this Agreement shall not apply to Party B.

(g)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and will not apply to Party B.

(h)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and Party B.

(i)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)            To the extent that the Counterparty is required to pay any Early Termination Amount to the Trust, it will be payable on the day following the day that notice of the amount payable is given to the Counterparty.

(ii)            To the extent that the Trust is required to pay any Early Termination Amount to the Counterparty, where the Counterparty is the Defaulting Party or sole Affected Party, the Trust shall pay such Early Termination Amount subordinate to the distributions required to be made pursuant to Section [_] of the [Loan Agreement][Indenture].

(j)	“Termination Currency” means United States Dollars.

(k)
“Additional Termination Event” will apply to Party B.  The occurrence of the following event shall constitute an Additional Termination Event, in respect of which Party B shall be the sole Affected Party and all Transaction shall be Affected Transactions:

The [Borrower Obligations] (as defined in the [Loan Agreement][Indenture]) have been declared immediately due and payable.

(l)
“Additional Termination Event” will apply to Party A.  The occurrence of the following event shall constitute an Additional Termination Event, in respect of which Party A shall be the sole Affected Party and all Transaction shall be Affected Transactions:

Notwithstanding anything to the contrary in Section 5(a)(iii)(1) or Paragraph 7(i) of the Credit Support Annex, the failure of Party A to post collateral in accordance with the Credit Support Annex will not constitute an Event of Default, but rather will constitute an Additional Termination Event under this Part 1(l).

Part 2.                          Representations

(a)
Basic Representations.  For the purposes of Section 3(a)(iii) and Section 3(a)(v) of this Agreement, Party A’s representations are given, with respect to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), on the assumption of the accuracy of Party B’s representations and warranties in Part 4(o) of this Schedule.

(b)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on sub-clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(c)	Payee Representations. For the purpose of Section 3(f) of this Agreement,

(i)	Party A makes the following representations:

[It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.] [Note: to be updated for non-U.S. entities]

(ii)	Party B makes the following representations:

(A)            Party B is disregarded for United States federal income tax purposes and is acting as a security device on behalf of various affiliates of Verizon Communications, Inc. listed on Schedule I hereto (each a “Verizon Affiliate”) and holds assets and enters into agreements as a nominee on behalf of each Verizon Affiliate.

(B)             Each Verizon Affiliate is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

Part 3.                          Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	A valid complete, accurate and executed United States Internal Revenue Service Form [W-9] [to be updated for non-US entities], or any successor of such form, including appropriate attachments
(i)  Upon execution and delivery of this Agreement, (ii) promptly upon reasonable demand by the other party, and (iii) promptly upon learning that any form previously provided to the other party has become obsolete, incorrect, or ineffective.

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party B
A valid complete, accurate and executed United States Internal Revenue Service Form W-9 from [Party B, and if requested, each Verizon Affiliate listed on Schedule I hereto], or any successor of such form, including appropriate attachments.

(i)  Upon execution and delivery of this Agreement, (ii) promptly upon reasonable demand by the other party, and (iii) promptly upon learning that any form previously provided to the other party has become obsolete, incorrect, or ineffective.

(b)	Other documents to be delivered:

Party Required to Deliver Document	Form / Document / Certificate	Date by which Document shall be Delivered	Covered by Section 3(d) Representation
Party A and Party B
A certificate (including a photocopy or facsimile copy thereof) executed by a duly authorized officer of the party certifying the name, authentic signature and authority of each person executing this Agreement or any Confirmation on its behalf.
		Upon execution of this Agreement and in the case of a Confirmation, upon request by the other party.	Yes.
Party A	[Unless such document is otherwise made available to the other party by any other agreement or arrangement between the parties, a copy of [_____].]	Upon request from Party B [to the extent not already provided by Party A at its website].	Yes.
Party B	Evidence of necessary corporate or other authorizations and approvals with respect to the execution, delivery and performance of this Agreement.	Upon execution of this Agreement.	Yes.
Party B	Amended and Restated Trust Agreement of Party B	Upon execution of this Agreement.	Yes.

Part 4.                          Miscellaneous

(a)
Address for Notices.  For the purpose of Section 12(a) of this Agreement, all notices or communications to Party A shall, with respect to any particular Transaction, be sent or delivered to the address or facsimile number specified by Party A in the relevant Confirmation (or if not so specified, as specified by Party A in writing for that Transaction or type of Transaction, or if not so specified, then to its address or facsimile number specified below), and otherwise with respect to this Agreement, as specified below, provided that any notice under Section 5 or 6 of this Agreement shall be sent or delivered to Party A at the address specified below as required by Section 12(a) of this Agreement;

provided further that any notice under the Credit Support Annex shall be sent or delivered to Party A at its address or facsimile number specified in the Credit Support Annex for that purpose.

Address for notices or communications to Party A:

[Please insert for Party A]

Address for notices or communications to Party B:

Verizon Master Trust
c/o: Cellco Partnership d/b/a Verizon Wireless
One Verizon Way
Basking Ridge, NJ 07920
Attn: Assistant Treasurer

With a mandatory copy of any notice pursuant to Section 5 or Section 6 of this Agreement to:

Verizon Master Trust
c/o: Cellco Partnership d/b/a Verizon Wireless
One Verizon Way
Basking Ridge, NJ 07920
Attn: Legal Department

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:  Not applicable.
Party B appoints as its Process Agent:  Not applicable.

(c)	Offices. The provision of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A [is/is not] a Multibranch Party [and for the purposes of this Agreement may act through the following Offices: [_________]].

Party B is not a Multibranch Party.

(e)
Calculation Agent.  The Calculation Agent is Party A, unless otherwise specified in the Confirmation in relation to the relevant Transaction; provided, however, if Party A is the Defaulting Party, the Calculation Agent shall be a leading dealer in the market for interest rate derivatives selected by Party B (or any designated third party mutually agreed to in writing by the parties) until such time as Party A is no longer a Defaulting Party.  The parties shall endeavor to resolve any disputes regarding the Calculation Agent’s determination in good faith.  If the parties are unable to resolve such dispute within a commercially reasonable time, the parties shall mutually select a dealer in the applicable instrument to act as Calculation Agent with respect to the issue in dispute.

(f)	Credit Support Document. Details of any Credit Support Document:

(i) in relation to Party A:	The Credit Support Annex between the parties hereto annexed hereto which supplements, forms part of, and is subject to, this Agreement, as amended from time to time.
(ii) in relation to Party B:
The Credit Support Annex between the parties hereto annexed hereto which supplements, forms part of, and is subject to, this Agreement, as amended from time to time, solely in respect to Party B’s obligations under Paragraph 3(b), Paragraph 6 and Paragraph 8(d) of the Credit Support Annex.

(g)	Credit Support Provider. Credit Support Provider means:

(i)	in relation to Party A: Not applicable

(ii)	in relation to Party B: Not applicable

(h)
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of law principles but without prejudice to Section 5-1401 of the General Obligations Law of the State of New York).

(i)	Netting of Payments. [Unless otherwise specified in the relevant Confirmation,] “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement, provided that Party B will be deemed to have no Affiliates for purposes of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement: “Specified Entity” means in relation to Party A, none, and in relation to Party B, none.

(l)	Section 3(a) of this Agreement is amended by inserting the following additional representations:

“(vi)                          Eligible Contract Participant. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into) that it is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended from time to time.
(vii)            Party B is not a “Special Entity” as such term is defined in the U.S. Commodity Exchange Act, as amended from time to time, and the rules and regulations promulgated thereunder.
(viii)                          Each Transaction under this Agreement is an “Eligible Interest Rate Cap” as defined in the [Loan Agreement][Indenture].”

(m)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(n)	Additional Representations will apply. For the purpose of Section 3 of this Agreement, the following shall constitute Additional Representations:

(i)            Relationship Between Parties.  Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)
Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)
Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(3)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(o)
No Plan Assets. [Each party represents to the other party at all times hereunder that it is not (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to Title I of ERISA or Section 4975 of the Code, or a plan as so defined but which is not subject to Title I of ERISA or Section 4975 of the Code but is subject to another law materially similar to Title I of ERISA or Section 4975 of the Code (each of which, an “ERISA Plan”), (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan.]

(p)
Recording of Conversations.  Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(q)
Waiver of Right to Trial by Jury.  EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Part 5.                          Other Provisions

(a)
ISDA Definitions. Reference is hereby made to the 2021 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), which shall be incorporated by reference into this Agreement and each Confirmation except as provided for herein or in the Confirmation.  For the avoidance of doubt, any terms used and not otherwise defined herein that are contained in the ISDA Definitions shall have the meaning set forth therein.

(b)
Inconsistency.  Section 1 (b) (“Inconsistency”) of the Agreement is modified to provide that in the event of any inconsistency between the provisions of this Agreement (including this Schedule) and the ISDA Definitions referred to above, this Agreement will control.  In the event of any inconsistency between the provisions of any Confirmation and this Agreement (including this Schedule) or the ISDA Definitions, such Confirmation will control for the purpose of the relevant Transaction.

(c)	Change of Account. The following proviso is inserted at the end of Section 2(b) after “change”:

“; provided that if such new account shall not be in the same jurisdiction having the power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place.”

(d)
ISDA 2002 Master Agreement Protocol.  The parties agree that the definitions and provisions contained in Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol published by ISDA on 15th July 2003 are incorporated into and apply to this Agreement.  References in those definitions and provisions to a “2002 Master” will be deemed to be references to this Agreement.

(e)
Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” as used in Part 2(b) of this Schedule (Payer Representations) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (such authority, “FATCA” and such Tax a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

Each party agrees that it can disclose information about the other party and any Transaction entered into under this Agreement to any government or taxing authority if so required by FATCA, and each party irrevocably waives, to the extent possible, any applicable law which prevents such disclosure about the other party and any Transaction entered into under this Agreement

(f)
ISDA August 2012 and March 2013 DF Protocol Agreements.  No Transactions shall be entered into under this Agreement unless and until such time as (a) both parties have adhered to both the ISDA August 2012 DF Protocol Agreement published on August 13, 2012 and the ISDA March 2013 DF Protocol Agreement published on March 22, 2013 (the

“Protocol Agreements”) by delivery to ISDA of an Adherence Letter and (b) each party has delivered to the other party a Questionnaire (in the case of the Questionnaire delivered by the Trust, completed in a manner that is reasonably satisfactory to Party A).  For the purposes of this paragraph (f), the terms “Adherence Letter” and “Questionnaire” shall have the meaning given to them in the Protocol Agreements.

(g)
Offices.  Each party that enters into a Transaction through a branch or office other than its head or home office represents to the other party that, notwithstanding the place of the booking office or jurisdiction of incorporation or organization of such party, the obligations of such party (other than tax withholding and reporting obligations) are the same as if it had entered into the Transaction through its head or home office.  The representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(h)
Non-Recourse.  Notwithstanding anything to the contrary contained herein, no recourse under any obligation, covenant or agreement of Party B contained in this Agreement shall be had against any shareholder, member, manager, officer, director, employee or agent of Party B, by the enforcement of any assessment or by any legal proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is an obligation of Party B, and that no personal liability shall attach to or be incurred by the shareholders, members, managers, officers, directors, employees or agents of Party B, as such, or any of them under or by reason of any of the obligations, covenants or agreements of Party B contained in this Agreement or implied therefrom and that any and all personal liability of each such shareholder, member, manager, officer, director, employee or agent for breaches by Party B of any of such obligations, covenants or agreements, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Party A hereby acknowledges and agrees that notwithstanding anything to the contrary contained herein, any obligation of Party B under this Agreement shall be payable solely to the extent that Series [_]-[_] Available Funds (as defined in the [Loan Agreement][Indenture]) are available therefor in accordance with the priority of payments set forth in the [Loan Agreement][Indenture], provided that this limitation shall be without prejudice to Party A’s entitlement to funds or securities credited to the [Collateral Account] (as defined in the [Loan Agreement][Indenture]), to the extent  required to be returned to Party A pursuant to this Agreement or applicable law. The provisions of this Part 5(h) will survive termination of this Agreement

(i)
Tax Amendments.  Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, in relation to payments by the Counterparty, any Tax shall be an Indemnifiable Tax and, in relation to payments by the Trust, no Tax shall be an Indemnifiable Tax.  In addition, Section 2(d)(ii) of this Agreement shall not apply to the Trust as Y and the Trust shall not be required to pay any additional amounts referred to therein.

(j)
Amendments, Counterparts and Confirmations.  (i) Notwithstanding the provisions of Section 9(b) and 9(e) of this Agreement, any amendment hereto confirmed by an exchange of electronic messages on an electronic messaging system shall be further evidenced by a written instrument signed by authorized signatories of both parties hereto.

(ii)	Section 9(e)(ii) of this Agreement is hereby amended by inserting the following at the end thereof:

“Each party has the right to request that originally executed Confirmations be exchanged within a reasonable period of time after transmission of Confirmation by an exchange of electronic messaging or facsimile, and such original copy of Confirmation may not be unreasonably withheld.

(iii)
For each Transaction hereunder, Party A shall promptly send to Party B a Confirmation.  Party B agrees to respond to such Confirmation within one Local Business Day, either confirming agreement thereto or requesting correction of any error(s) contained therein.  Failure by Party B to respond within such time period shall not affect the enforceability or validity of such Transaction.  Absent manifest error, there shall be a presumption that the terms contained in such Confirmation are the terms of the Transaction.  Notwithstanding Section 9(e) (ii) of this Agreement, Confirmations may be executed and delivered in counterparts (including by electronic messaging or facsimile transmission), each of which will be deemed an original.

(iv)
Restrictions on Amendments.  Without the consent of the Counterparty, the Trust shall not enter into any amendment, modification or supplement to the [Loan Agreement][Indenture] that would materially adversely affect (i) the Counterparty’s ability to enforce or protect its rights or remedies under this Agreement, or (ii) any of the Trust’s obligations under this Agreement that relates to the Counterparty.  No amendment, modification, or waiver in respect of this Agreement will be effective unless evidenced by a writing executed by each party hereto.

(k)
USA PATRIOT Act Notice.  Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(l)	Tax Documents. Section 4(a)(iii) of this Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that any such form or document is required or”.

(m)
Confirmation Procedures.  [Each confirming document, acknowledgment or other evidence intended by the parties to be effective for the purpose of confirming or evidencing a Transaction, whether created by delivery or exchange of written terms that match, or by making available written terms in a manner that permits the recipient to review and/or accept the terms, or by delivery to an agent or service provider, or via electronic messaging system, electronic communication network, or web-based platform that confirms the matching of such terms, shall constitute a “Confirmation” as referred to in this Agreement, provided that both parties agree in writing or by their course of conduct to use such method with respect to Transactions or certain types of Transactions. Confirmations for Transactions are due under Rule 23.501 of the Commodity Futures Trading Commission (“CFTC”) within the applicable time frame specified in such rule, to the extent applicable.]

(n)
Security Interest.  Notwithstanding Section 7 of this Agreement, Party A hereby acknowledges and consents to the assignment (by way of security or otherwise) by Party B of its rights, title and interest in, under and to this Agreement (without prejudice to, and after giving effect to, any contractual netting provision contained in this Agreement) to the

[Indenture Trustee] (or any successor thereto) pursuant to and in accordance with the [Transaction Documents] and acknowledges notice of such assignment.

(o)            No Set-Off.

(i)            All payments under this Agreement shall be made without set-off or counterclaim, except as expressly provided for in Section 2(c) or Section 6 of the Agreement.

(ii)             The following sentence is hereby added to the end of Section 6(e) of the Agreement:  “Notwithstanding any other provision of this Section, if a Party (the “Paying Party”) would, but for this Section 6(e), be required to pay an amount pursuant to this Section, it may, by giving written notice to the other Party, cause the amount so payable to be reduced by the lesser of (i) such amount and (ii) the aggregate amount payable to the Paying Party pursuant to any demands made under Section 11 of the Agreement on or before the Early Termination Date.”(p)Definitions.

(1)            [“Loan Agreement” means that certain Loan Agreement, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by and among Verizon Master Trust, as borrower, the Lenders and Group Agents from time to time party thereto, [___], as structuring and syndication agent and as administrative agent, [___], as master collateral agent and paying agent, and Cellco Partnership d/b/a/ Verizon Wireless, as initial Servicer.][“Indenture” means that certain Indenture, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by and between Verizon Master Trust, as trust, and [_____], as indenture trustee and note paying agent.]

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Schedule on the respective dates specified below with effect from the date specified on the first page of this Agreement.

[_________________________________]	VERIZON MASTER TRUST By: [___], not in its individual capacity but solely as Owner Trustee of Verizon Master Trust
By: ………………………………………	By: ………………………………………
Name:	Name:
Title:	Title:
Date:	Date:

Schedule I
Verizon Affiliate
[to be inserted]

(Bilateral Form)	(ISDA Agreements Subject to New York Law Only)

ISDA®
International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the
2002 ISDA Master Agreement

dated as of [___], 20[_]

between

[___]		Verizon Master Trust
and
(“Party A”)		(“Party B”)

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:

Paragraph 1. Interpretation

(a)            Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b)            Secured Party and Pledgor. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Paragraph 3. Credit Support Obligations

(a)            Delivery Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the amount by which:

(i) the Credit Support Amount

exceeds

(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.

(b)            Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:

(i) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds

(ii) the Credit Support Amount.

“Credit Support Amount” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

Paragraph 4. Conditions Precedent, Transfer Timing, Calculations and Substitutions

(a)            Conditions Precedent. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the conditions precedent that:

(i) no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and

(ii) no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.

(b)            Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.

(c)            Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).

(d)            Substitutions.

(i) Unless otherwise specified in Paragraph 13, upon notice to the Secured Party specifying the items of

Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and

(ii) subject to Paragraph 4(a), the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.

Paragraph 5. Dispute Resolution

If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:

(i) In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:

(A) utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;

(B) calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction); and

(C) utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.

(ii) In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

Paragraph 6. Holding and Using Posted Collateral

(a)            Care Of Posted Collateral. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured

Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.

(b)            Eligibility to Hold Posted Collateral; Custodians.

(i) General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.

(ii) Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.

(iii) Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.

(c)            Use of Posted Collateral. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to:
(i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and

(ii) register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.

For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.

(d)            Distributions and Interest Amount.

(i) Distributions. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

 (ii) Interest Amount. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.

Paragraph 7. Events of Default

For purposes of Section 5(a)(iii)(l) of this Agreement, an Event of Default will exist with respect to a party if:

(i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;

(ii) that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or

(iii) that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.

Paragraph 8. Certain Rights and Remedies

(a)            Secured Party’s Rights and Remedies. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:

(i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any;

(iii) the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(iv) the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.

Each party acknowledges and agrees that Posted Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.

 (b)            Pledgor’s Rights and Remedies. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that are then due under Section 6(e) of this Agreement):

(i) the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;

(iii) the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and

(iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may:

(A) Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(B) to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.

(c)            Deficiencies and Excess Proceeds. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).

(d)            Final Returns. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.

Paragraph 9. Representations

Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that:

(i) it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;

(ii) it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;

(iii) upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and

(iv) the performance by it of its obligations under this Annex will not result in the creation of any security interest, lien or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

Paragraph 10. Expenses

(a)            General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.

(b)            Posted Credit Support. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming  aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).

(c)            Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.

Paragraph 11. Miscellaneous

(a)            Default Interest. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(b)            Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.

(c)            Further Protection. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).

(d)            Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.

(e)            Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.

(f)            Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

Paragraph 12. Definitions as Used in this Annex:

As used in this Annex:

“Cash” means the lawful currency of the United States of America.

“Credit Support Amount” has the meaning specified in Paragraph 3.

“Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13.

“Delivery Amount” has the meaning specified in Paragraph 3(a).

“Disputing Party” has the meaning specified in Paragraph 5.

“Distributions” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.

“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Eligible Credit Support” means Eligible Collateral and Other Eligible Support.

“Exposure” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as follows:

(x) the amount of that Cash on that day; multiplied by

(y) the Interest Rate in effect for that day; divided by

(z) 360.

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.

“Interest Rate” means the rate specified in Paragraph 13.

“Local Business Day,” unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.

 “Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Notification Time” has the meaning specified in Paragraph 13.

“Obligations” means, with respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.

“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Other Posted Support” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.

“Pledgor” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.

“Posted Credit Support” means Posted Collateral and Other Posted Support.

“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.

“Resolution Time” has the meaning specified in Paragraph 13.

“Return Amount” has the meaning specified in Paragraph 3(b).

“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13.

“Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

“Threshold” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable:

(i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;

(ii) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

(iii) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and

(iv) in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.

 “Valuation Agent” has the meaning specified in Paragraph 13.

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13.

“Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13.

“Valuation Time” has the meaning specified in Paragraph 13.

“Value” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:

(i) Eligible Collateral or Posted Collateral that is:

(A) Cash, the amount thereof, and

(B) A security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;

(ii) Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and

(iii) Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

Paragraph 13
to the
CREDIT SUPPORT ANNEX
Dated as of [_________]

between
[___________________________]
(“Party A” or “Counterparty”)

and

Verizon Master Trust
(“Party B” or “Trust”)

To the ISDA Master Agreement between Party A and Party B, dated as of [_________] as the same may be amended and modified from time to time

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations.

With respect to Party A, not applicable.

With respect to Party B, not applicable.

(b)            Credit Support Obligations.

(i)            Delivery Amount, Return Amount and Credit Support Amount.

(A)	Delivery Amount shall have the meaning specified in Paragraph 3(a).

(B)	“Return Amount” shall have the meaning specified in Paragraph 3(b).

(C)	The term “Credit Support Amount” has the meaning specified in Paragraph 3.

(ii)   Eligible Collateral.  The following items will qualify as “Eligible Collateral”:

Collateral	Valuation Percentage

Cash (i.e., USD Cash)	100%

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: None.

(iv)                  Thresholds.

(A)	“Independent Amount” means with respect to Party A: Not applicable.

“Independent Amount” means with respect to Party B:  Not applicable.

(B)	“Threshold” means:

(i)
with respect to Party A:  USD [____]; provided, however, that notwithstanding the foregoing, the Threshold for Party A shall be (A) USD 5 million at any time the long-term unsecured debt rating of Party A is revised below “[BBB+]” by [S&P Global Ratings] or its successors (“[S&P]”), and revised below “[BBB+]” by [Fitch Ratings Inc.] or its successors (“[Fitch]”), and revised below “[Baa1]” by [Moody’s Investors Service, Inc.] or its successors (“[Moody’s]”) (or so revised by any one or two of such rating agencies if only rated by one or two of them, respectively, or is no longer rated by any of the rating agencies), and (B) zero, upon the occurrence and during the continuance of an Event of Default, Potential Event of Default, Termination Event, or Specified Condition with respect to such party; and

(ii)	with respect to Party B: Infinity.

(C)
“Minimum Transfer Amount” means with respect to the Counterparty and the Trust: $250,000; provided, however, that if an Event of Default has occurred and is continuing with respect to the such party or an Additional Termination Event has occurred in respect of which such party is the Affected Party, the Minimum Transfer Amount with respect to such party shall be zero.

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of $10,000.

(c)            Valuation and Timing.

(i)
“Valuation Agent” means:  Party A; provided, however, if an Event of Default has occurred and is continuing with respect to Party A, at the request of Party B, the Valuation Agent shall be an independent leading dealer selected by agreement between the parties within one Local Business Day of Party B’s request to appoint a substitute Valuation Agent who will act as substitute Valuation Agent for so long as such Event of Default is continuing.  If the parties are unable to agree on a substitute Valuation Agent, each of the parties shall select an independent dealer in derivatives who, together, will agree on a third party leading, independent dealer in derivatives to act as substitute Valuation Agent.  All determinations by the Valuation Agent and any substitute Valuation Agent shall be made in good faith and in a commercially reasonable manner.   The fees and expenses of the substitute Valuation Agent shall be met by Party A.  Notwithstanding anything to the contrary set forth in this Annex, the Valuation Agent shall not be required to notify Party B of any of the Valuation Agent’s calculations of Value, Exposure, Delivery Amount or Return Amount under this Annex unless requested in writing to do so by Party B, in each instance, with respect to a Valuation Date for which the Threshold for Party A is zero.

(ii)	“Valuation Date” means Wednesday of each calendar week (or if such date is not a Local Business Day then the immediately preceding Local Business Day).

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 1:00 p.m., New York time, on a Local Business Day.

(v)
Separate Series.  Notwithstanding anything to the contrary herein, the parties hereby agree that the Valuation Agent shall calculate Exposure in respect of Transactions separately for each series of Party B under the [Loan Agreement][Indenture] or any other agreement between Party A and Party B (“Series”).  For the avoidance of doubt, any Transaction entered into hereunder by a Series of Party B shall not be margined on a portfolio basis, with the Transactions entered into hereunder by any other Series of Party B.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies.  For purposes of Paragraph 8 of this Annex, each Termination Event will be a “Specified Condition” for that party if the other party has designated an Early Termination Date in connection with the Termination Event.  For all other purposes of this Annex, each Termination Event specified below with respect to a party will be a “Specified Condition” for that party:

	Party A	Party B
Illegality	[ ]	[ ]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[ ]	[ ]
The Additional Termination Event specified in Part 1(k) of the Schedule to this Agreement	[ ]	[X]
The Additional Termination Event specified in Part 1(l) of the Schedule to this Agreement	[X]	[ ]

(e)	Substitution.

(i)            “Substitution Date” has the meaning specified in Paragraph 4(d)(ii) of this Annex.

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d) of this Annex: Inapplicable

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5 of this Annex.

(ii)
Value.  For the purpose of Paragraphs 5(i)(C) and 5(ii) of this Annex, the Value of Posted Credit Support or of any transfer of Eligible Credit Support or Posted Credit Support, as the case may be, will be calculated as follows: with respect to any Cash, the amount thereof in U.S. dollars multiplied by the applicable Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 of this Annex will apply, except to the following extent:

(A) pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due as provided in Paragraph 5 of this Annex if the demand is given by the Notification Time, but will be due on the second Local Business Day after the demand if the demand is given after the Notification Time; and

(B) the Disputing Party need not comply with the provisions of Paragraph 5(ii)(2) of this Annex if the amount to be Transferred does not exceed the Disputing Party’s Minimum Transfer Amount.

(g)	Holding and Using Posted Collateral.

(i)
Eligibility to Hold Posted Collateral.  Notwithstanding anything to the contrary in Paragraph 6(b) of this Annex, any Posted Collateral shall be held by the Custodian in the Collateral Account (as hereinafter defined).

For the purposes hereof, the Custodian shall be: [___], [___], or a trust company or a bank or depository institution organized under the laws of the United States or any State or any United States branch or agency of a foreign bank or depository institution that (i) is not affiliated with Party A, (ii) is subject to supervision and examination by federal or State banking authorities, (iii) has a short-term deposit rating of “[F1+]” from [Fitch], if rated by [Fitch], and “[A-1+]” from [S&P], if rated by [S&P],

 (iv) if the institution holds any Series Bank Accounts (as defined in the [Loan Agreement][Indenture]), has a long-term unsecured debt rating or issuer rating of at least “[A]” from [Fitch], if rated by [Fitch], and at least “[A]” from [S&P], if rated by [S&P], (v) is a financial institution located in the United States having total assets of at least $10,000,000,000, and (vi) if the institution is organized under the laws of the United States, has deposits that are insured by the Federal Deposit Insurance Corporation.  In the event that the Custodian no longer satisfies the criteria set forth in clauses (i) through (vi) above, Party A and Party B shall use their reasonable best efforts to cause any Posted Collateral to be moved to another financial institution satisfying the conditions of clauses (i) through (vi) above within 60 calendar days.

(ii)            Use of Posted Collateral.  The provisions of Paragraph 6(c) of this Annex will not apply to Party A and will not apply to Party B.

(h)            Distributions and Interest Amount.

(i)	Interest Rate. The “Interest Rate” will be the actual rate earned on Posted Collateral in the form of Cash.

(ii)
Transfer of Interest Amount.  The Transfer of the Interest Amount will be made no later than on the first Local Business Day of each calendar month and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b) of this Annex; provided that the Trust shall not be obligated to transfer any Interest Amount unless and until it has earned and received the related Interest Amount.

(iii)
Alternative to Interest Amount.  The provisions of Paragraph 6(d)(ii) of this Annex will apply; provided, however, notwithstanding any other provision in this Agreement to the contrary, any Interest Amount shall be transferred regardless of whether a Delivery Amount would be created or increased by that Transfer, and thus such Interest Amount shall not constitute Posted Collateral and will not be subject to the security interest granted under Paragraph 2 of this Annex, nor shall it be subject to the rounding provisions of clause 13(b)(iv)(D) of this Paragraph 13.

(i)            Other Eligible Support and Other Posted Support.

(i)            “Value” with respect to Other Eligible Support and Other Posted Support means: Inapplicable

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: Inapplicable

(j)	Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:

Party A:	[Please insert]

Party B:	Verizon Master Trust c/o Cellco Partnership d/b/a Verizon Wireless One Verizon Way Basking Ridge, New Jersey 07920 Attention: Assistant Treasurer

 (k)            Addresses for Transfers.

Party A:  To be provided by Party A under separate cover.

Party B:  To be provided by Party B under separate cover.

 (l)            Other Provisions.

(i)
Collateral Account.  In the event that (A) the Threshold applicable to Party A has been reduced to zero or (B) Party A is otherwise required to post collateral under this Annex, Party A shall open and maintain a segregated account with the Custodian, titled as an account of Party A, as depositor and entitlement holder (such segregated account the “Collateral Account”).  The Collateral Account shall be subject to a tri-party account control agreement to be entered into among Party A, Party B, and the Custodian (the “Control Agreement”).  The Control Agreement shall provide, among other customary matters, that (x) Party A shall be entitled to originate entitlement orders and instructions, and receive interest and distributions, with respect to the Collateral Account so long as Party B has not delivered a notice to the Custodian and Party A to the effect that Party B shall have exclusive control over the Collateral Account, (y) following delivery of such notice of exclusive control the Custodian shall comply with instructions and entitlement orders originated by Party B without further consent by Party A, and (z) the Control Agreement shall terminate on the fifth business day following delivery of a notice from Party A to the Custodian and Party B that Party A has designated an Early Termination Date in respect of all Transactions for the reason that Party B is the Defaulting Party or the sole Affected Party with respect to a Termination Event, unless such notice is contested by Party B within such period of five business days. Party B agrees that it shall not assert exclusive control over, or originate entitlement orders or instructions for the disposition of funds with respect to, the Collateral Account unless the conditions for the exercise of its rights and remedies pursuant to Paragraph 8(a) of this Annex are met and such assertion of exclusive control or origination of instructions or entitlement orders is for the purpose of exercising such rights and remedies.

[Upon the written request of either Party A or Party B at any time after the execution of this Annex, Party A and Party B shall use their reasonable best efforts to negotiate and enter into a Control Agreement with the Custodian that satisfies the criteria described in this Paragraph 13(l)(i) and otherwise is reasonably acceptable to Party A and Party B.]

(ii)
Modification to Paragraph 7 – Events of Default:  Clause (i) of Paragraph 7 of this Annex will not apply to Party A as Pledgor and will apply to Party B as Secured Party solely in respect of Party B’s obligations under Paragraphs 3(b), 6(d) and 8(d) of this Annex.

(m)
Agreement as to Single Secured Party and Pledgor.  The Counterparty and the Trust agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph 1(b) or Paragraph 2 or the definitions of Paragraph 12 of this Annex, (a) the term “Secured Party” as used in this Annex shall mean only the Trust, (b) the term “Pledgor” as used in this Annex shall mean only the Counterparty, and (c) only the Counterparty makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9 of this Annex.

(n)
Covenants of the Pledgor.  So long as the Agreement is in effect, the Counterparty covenants that it will keep the Posted Collateral free from all security interests or other encumbrances created by the Counterparty, except the security interest created hereunder, any security interests or other encumbrances created by the Trust and any security interests in favor of Custodian or the relevant clearing system; and subject to the foregoing it will not sell, transfer, assign, deliver or otherwise dispose of, or grant any option with respect to any Posted Collateral or any interest therein, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any Posted Collateral or any interest therein, without the prior written consent of the Trust.

(o)
Costs of Transfer and Collateral Account.  Notwithstanding Paragraph 10 of this Annex, (i) Party A will be responsible for, and will reimburse Party B for all transfer taxes and other costs involved in the transfer of Eligible Credit Support either from the Pledgor to the Secured Party or from the Secured Party to the Pledgor hereunder and (ii) for all costs associated with the establishment and maintenance of the Collateral Account.

(p)
Cumulative Rights.  The rights, powers and remedies of the Secured Party under this Annex shall be in addition to all rights, powers and remedies given to the Secured Party by the Agreement or by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Secured Party in the Posted Collateral created pursuant to this Annex.

(q)	Swap Transactions. References throughout this Annex to “Swap Transactions” are deleted.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

[_______________________________]	VERIZON MASTER TRUST By: [___], not in its individual capacity but solely as Owner Trustee of Verizon Master Trust

By: __________________________________ Name: Title: Date:	By: __________________________________ Name: Title: Date:

To:	Verizon Master Trust
Attn:	[___]
Email:	[___]

From:	[___]
Department:	[___]
Telephone:	[___]
Fax:	[___]

Date:	[___], 20[_]

Our Reference No:	[___]
Internal Tracking No:	[___]
Admin No:	[___]
USI:	[___]

Dear Sir/Madam,

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Verizon Master Trust and [___] (each a ‘‘party’’ and together ‘‘the parties’’) on the Trade Date specified below (the ‘‘Transaction’’). This letter agreement constitutes a ‘‘Confirmation’’ as referred to in the ISDA Master Agreement specified below (the ‘‘Agreement’’).

The definitions and provisions contained in the 2021 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., (the ‘‘Definitions’’) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of [___], 20[_], as amended and supplemented from time to time, between the parties.  All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

In this Confirmation ‘‘Party A’’ means [___] and ‘‘Party B’’ means Verizon Master Trust.

General Terms:

The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	[As per Schedule A below.]

Trade Date:	[___], 20[_]

Effective Date:	[___], 20[_]

Termination Date:	[___], 20[_], subject to adjustment in accordance with [___]

Benchmark Replacement:
[As promptly as practicable following the occurrence of a “Benchmark Transition Event”, Party B shall notify Party A of the related “Benchmark Replacement Date” (the date on which such notice is effective, the “Replacement Notification Date”).

Certain Definitions:	[___].

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Amount:	USD [_]

Fixed Rate Payer

Payment Dates:	[___], 20[_][, subject to adjustment in accordance with the Modified Following Business Day Convention].

Floating Amounts:

Floating Rate Payer:	Party A

[Cap] Rate:	[_] per cent

Initial Calculation Period:	From and including [___], 20[_] to but excluding [___], 20[_].

Period End Dates:	The [_] of each [Month], commencing on [___], 20[_] and ending on the Termination Date[, subject to adjustment in accordance with the Modified Following Business Day Convention].
Floating Rate Payer
Payment Dates:	[___].

Floating Rate for initial
Calculation Period:	[___].

Floating Rate:	[___].

Benchmark:	If the Benchmark Replacement Date occurs, an interest rate and tenor, as determined by the Calculation Agent in accordance with the definition of “Benchmark Replacement” (as modified in this Confirmation).

Benchmark Rate:	[___].

Floating Rate Option:	[___].

Designated Maturity:	[1 Month].

Spread:	[___].

Floating Rate Day

Count Fraction:	Actual/360

Reset Dates:	[First day of each Calculation Period].

Business Days:	[New York].

Calculation Agent:	Party A

Recording of Conversations:

Each party to this Transaction acknowledges and agrees to the recording of conversations between trading and marketing personnel of the parties to this Transaction whether by one or other or both of the parties or their agents.

Account Details:

As advised under separate cover with reference to this Confirmation, each party shall provide appropriate payment instructions to the other party in writing and such instructions shall be deemed to be incorporated into this Confirmation.

Offices:
The Office of Party A for this
Transaction is:	[___]

Please send reset notices to fax no. [___]

The Office of Party B for this
Transaction is:	[___]

Schedule A

[To be inserted]

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning via telecopier an executed copy of this Confirmation in its entirety to the attention of [___] (fax no. [___]).

Accepted and confirmed as of the date first written:

[___]	Verizon Master Trust

By: [___], not in its individual capacity but solely as
Owner Trustee of Verizon Master Trust

__________________	__________________
Name:	Name:
Title:	Title: